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EXHIBIT 10.1

                                  CONFIDENTIAL
                                                           DATE: AUGUST 30, 2001

                                   TERM SHEET

         REPAYMENT OF THE SUBORDINATED NOTE DUE TO SOFTLINE LIMITED AND THE EXCHANGE OF COMMON STOCK FOR SERIES A CONVERTIBLE PREFERRED

The following term sheet sets forth an outline of terms of the proposed transactions being: (a) the repayment of the subordinated note due to Softline Limited by SVI Solutions, Inc. with certain assets of SVI Solutions, Inc. and the issuance of Series A Convertible Preferred Securities (referred to herein as the "Repayment"); and (b) the issuance of Series A Convertible Preferred Securities in exchange for Common Stock of SVI Solutions, Inc. held by Softline Limited (the "Exchange") (referred to herein, individually and collectively, as the "Transaction(s)"). The completion of each proposed Transaction shall be contingent upon each other Transaction.

Parties: SVI Solutions, Inc. is a Delaware corporation ("SVI") with 37,936,901 shares of common stock, par value US$0.0001 per share (the "Common Stock"), issued and outstanding. SVI Common Stock is listed on the American Stock Exchange under the symbol "SVI".

                           Softline Limited is a South African corporation ("Softline") whose common stock is listed on the Johannesburg Stock Exchange under the symbol "SFT". Softline is the largest stockholder of SVI, owning 19,028,715 (50.2%) shares of SVI Common Stock. In addition, SVI also has a subordinated note outstanding to Softline in the amount of US$11.7 million, including accrued interest (the "Softline Note") through August 30, 2001.

Repayment:                 SVI and Softline shall enter into an agreement
                           pursuant to which SVI shall repay the Softline Note in its entirety with the following consideration:

                            (i)     $8.8 million in the form of the note
                                    receivable due from Kielduff Investments
                                    Limited, without recourse, acquired in
                                    connection with the sale of IBIS Systems
                                    Limited (the "IBIS Note") and the underlying security of 1,536,000 common shares of Integrity Software, Inc. The IBIS Note and the right to convert the IBIS Note into the underlying common shares are transferable without limitation.
                            (ii)    $2.9 million in the form of Series A
                                    Convertible Preferred Securities described in Attachment A.

Exchange:                  SVI and Softline shall enter into an agreement
                           pursuant to which Softline shall exchange 10.7 million shares of SVI Common Stock for $8.8 million of Series A Convertible Preferred Securities described in Attachment A.

Lock-Up Agreement:         Softline shall agree as part of the Transactions
                           described herein to enter into a lock-up agreement with respect to its remaining ownership of SVI, including 8.3 million shares of Common Stock and the additional Common Stock issuable upon conversion of the Series A Convertible Preferred. This Lock-Up
                           Agreement shall restrict Softline's ability to sell, sell short, encumber or otherwise dispose of these shares for a period of twelve (12) months without the prior written consent of Jefferies & Company.

Registration               Rights: With respect to the 8.3 million shares of
                           Common Stock and the additional Common Stock issuable upon conversion of the Series A Convertible Preferred
                           Securities, Softline shall be entitled to the following registration rights:

                            (i) Demand registration rights - During such time as the Company is S-3 eligible, Softline shall have the right to require the Company to file registration statements on Form S-3 (or any equivalent successor form), to register a specific number of its shares over a defined time schedule to be determined in conjunction with the pending private equity placement by SVI.

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                            (ii)    Piggyback registration rights - Softline
                                    shall have the right to participate in an unlimited number of Company public offerings subject to customary exclusions including pro rata cutback to an appropriate percentage of the offering at the underwriter's discretion and the execution of the underwriting agreement.

                           The registration rights shall be non-transferable. The Company shall pay all registration, legal and other expenses relating to the registrations (other than underwriting discounts and commissions) and shall provide appropriate indemnification.

Private Sales:             Softline shall also be entitled to sell its
                           securities in any number of private sales, subject to applicable laws, however, SVI shall have a right of first refusal to acquire Softline's shares prior to such private sales. SVI shall not exercise such right to acquire less than 100% of the shares to be offered by Softline in any single private sale.

Stockholder Vote:          SVI's obligations are subject to it obtaining
                           stockholder approval of the Transactions (including possibly the separate approval of SVI's disinterested stockholders). As such, Softline agrees to sign a proxy guaranteeing the vote of its SVI Common Stock in favor of the proposed Transactions.

Fairness Opinion: SVI's obligations are subject to it obtaining a favorable opinion (if it elects to do so) from a recognized valuation expert that the Transactions as a whole are fair to stockholders from a financial point of view.

Lender Approval:           To the extent that SVI has outstanding indebtedness
                           to the Union Bank of California, the sale of the IBIS
                           Note requires the release of the security interest of the Union Bank of California. The Union Bank of
                           California has agreed to release the IBIS Note if certain conditions are met, including the completion of a private equity placement by SVI of at least $4.0 million.

Regulatory                 Approval: The Transactions are subject to the
                           approval of the South African Exchange Control and compliance with the listing requirements of the Johannesburg Stock Exchange. Softline shall use its best efforts to obtain these approvals within two weeks from the execution of this term sheet.

Confidentiality:           The existence and terms of this term sheet are
                           confidential and the Parties agree not to disclose or divulge such existence or terms unless otherwise required by law or otherwise mutually agreed.

Governing Law:             The governing law for the Transactions shall be
                           Delaware law, and all parties shall submit to non-exclusive jurisdiction of Delaware.

This term sheet is intended to be a summary evidencing the intentions and agreement of SVI and Softline as reflected in their discussions to date and supersedes all prior discussions or arrangements between them. Upon execution by each of SVI and Softline, (i) the terms and conditions of the term sheet shall be legally binding obligations on each of SVI and Softline, respectively, enforceable in accordance with its terms until terminated in accordance with the next paragraph, and (ii) each will use best efforts to negotiate and execute definitive Transaction documentation within two months from the date of execution of this binding term sheet and consummate the Transactions. In the event that definitive documents are not executed, SVI and Softline agree to use best efforts to consummate the Transactions contemplated in the binding term sheet pursuant to the terms hereof.

The agreement will automatically terminate and be of no further force and effect upon the earlier of (i) the execution of definitive Transaction documents, (ii) mutual agreement of SVI and Softline, or (iii) in the event that definitive Transaction documents are not executed, (A) a party has a Material Adverse Effect prior to the consummation of the Transactions pursuant to this binding term sheet or (B) the consummation of the Transactions contemplated pursuant to this binding term sheet would result in a party hereto having a Material Adverse Effect. Notwithstanding the previous sentence, the termination of this agreement shall not affect any rights any party has with respect to the breach of this agreement by another party prior to such termination. "Material Adverse Effect" shall mean a material adverse effect on the business, operations, prospects,

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assets, financial or other condition, results of operations of either party hereto, respectively, and their respective wholly owned subsidiaries taken as whole, or that could be reasonably be expected to impair or delay the ability of either party to perform their respective obligations under this term sheet.

The execution, delivery and performance of this binding term sheet by each of the parties hereto, and the consummation by each of the parties hereto of the Transactions contemplated hereby, have been duly and validly authorized by the Board of Directors of each of SVI and Softline, respectively, and no other corporate proceedings on the part of SVI and Softline, respectively, are necessary to authorize the execution, delivery and performance of this binding term sheet or the Transactions contemplated hereby, other than certain consents, regulatory approvals, and, in the case of SVI, possible required board action to reallocate "capital" and "surplus" pursuant to Delaware law, the approval of SVI's stockholders (including possibly the separate approval of SVI's disinterested stockholders), and a fairness opinion.

This term sheet shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the conflicts of laws principles thereof.

This term sheet may be executed in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Accepted and Agreed:

SOFTLINE LIMITED

By: /S/ Ivan Epstein
    -------------------------------------------------
Ivan Epstein
Chief Executive Officer

Accepted and Agreed:

SVI SOLUTIONS, INC.

By: /S/ Thomas Dorosewicz
    -------------------------------------------------
Thomas Dorosewicz
Chief Executive Officer

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             ATTACHMENT A: SERIES A CONVERTIBLE PREFERRED SECURITIES

Issuer:                       SVI Solutions, Inc. ("SVI" or the "Company").

Securities Issued:            Convertible Preferred Securities ("Convertible
                              Preferred").

Amount:                       $11.7 million.

Return: 7% return is cumulative and accrues on a semiannual basis from the date of issue.

Date of Maturity:             ____, 2006 (5-year term).

Redemption at Maturity:       If the Convertible Preferred has not been called
                              by the Company or converted into Common Stock by the Holder prior to the Date of Maturity, the Convertible Preferred shall be redeemed at par plus accrued and unpaid semiannual payments for, at the option of the Company, (i) cash or (ii)
                              Common Stock of the Company at a 5% discount to the 10-day average closing price prior to the Date of Maturity.

Call Feature:                 The Convertible Preferred is callable at 107% of
                              the sum of par and unpaid and accrued semiannual payments at any time by the Company. The Company may not call (i) less than US$1 million at a time and (ii) more than once within any 30-day period.
                              The Company shall provide written notice to the Holder of its intention to call no less than five
                              (5) business days in advance. During this period, the Holder may elect to convert all or part of the called amount into Common Stock at the Conversion
                              Price (as defined herein).

Conversion Feature:           The Convertible Preferred is convertible in full
                              or in part at any time at the option of the Holder into Common Stock at a designated price per share
                              (the "Conversion Price"). The Conversion Price will initially be equal to US$1.00 per share and will increase at an annual rate of 3.5% calculated on a semiannual basis.

Antidilution                  Provisions: The Convertible Preferred is subject
                              to customary anti-dilution protection, including adjustment of the Conversion Price upon the occurrence of stock dividends, stock splits, combinations, recapitalizations and similar events.

Liquidation Preference:       In the event of any liquidation of the Company,
                              the Holder shall be entitled to receive, in preference to the holders of the Common Stock, par plus accrued and unpaid semiannual payments.

Voting Rights:                The Holder of the Convertible Preferred shall have
                              no voting rights prior to conversion into Common
                              Stock, except as provided by law. Upon conversion into Common Stock, the Holder will have the right to the number of votes equal to the number of shares of Common Stock issued.